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                                                         Exhibit 99.B(h)(xii)(c)


                  AMENDMENT TO PARTICIPATIONAGREEMENT

This Amendment to the Participation Agreement dated May 1, 2001 and amended on June 11, 2003 by and between, JEFFERSON PILOT LIFEAMERICA INSURANCE COMPANY ("JPLA"), AYCO SERIES TRUST and MERCER ALLIED COMPANY is effective April 2, 2007, regardless of when executed.

Whereas, effective April 2, 2007, JPLA will change its state of domicile from New Jersey to New York and will change its name to Lincoln Life and Annuity Company of New York ("LLANY");

Whereas, effective April 2, 2007 JPF Separate Account B will be renamed Lincoln Life & Annuity Flexible Premium Variable Life Account JA-B.

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as amended as follows:

   1. All references to Jefferson Pilot LifeAmerica are replaced with Lincoln Life and Annuity Company of New York.

   2. All references to New Jersey are replaced with New York.

   3. All references to JPF Separate Account B are replaced with Lincoln Life & Annuity Flexible Premium Variable Life Account JA-B.

Each of the parties has caused this Amendment to be executed in its name and on behalf of its duly authorized officer on the date specified below.

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
JEFFERSON PILOT LIFEAMERICA INSURANCE COMPANY           MERCER ALLIED COMPANY L.P.

By: ___________________                                 By: ___________________

Name: ________________                                  Name: ________________

Date: _________________                                 Date: _________________
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AYCO SERIES TRUST


By: ___________________

Name: ________________

Date: _________________